Exhibit 99

			Joint Filer Information

Name:				Calamos Family Partners, Inc.

Address: 			2020 Calamos Court
				Naperville, Illinois  60563

Designated Filer:		John P. Calamos, Sr.

Issuer & Ticker Symbol:	Calamos Asset Management, Inc.
				(CLMS)

Date of Event
Requiring Statement:	11/26/2008*

Signature:			By: /s/ John P. Calamos, Sr.
				    John P. Calamos, Sr.

*The reporting person disclaims beneficial ownership of all Securities directly-owned by the Designated Filer.